UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

August 3, 2012

AMERICAN EAGLE OUTFITTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-33338	13-2721761
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Hot Metal Street Pittsburgh, Pennsylvania	15203-2329
(Address of principal executive offices)	(Zip Code)

(412) 432-3300

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.	Other Events
On August 3, 2012, American Eagle Outfitters, Inc. (the "Company") completed the sale of its 77kids by american eagle business ("77kids business") pursuant to an Asset Purchase Agreement (the "Agreement") with Ezrani 2 Corp. (the "Purchaser"), a company formed by Ezra Dabah, the former Chairman and Chief Executive Officer of The Children's Place. The Purchaser has acquired substantially all of the assets comprising the 77kids business, including store assets, the related on-line business, inventory, and a temporary license to use the 77kids name through January 15, 2013. The Purchaser has assumed certain liabilities associated with the 77kids business and has paid to the Company an amount equal to 65% of the cost of the acquired inventory.

As a result of the Agreement, the Company is updating its estimated loss on the exit of the 77kids business.  The Company now expects to incur an after-tax loss of approximately $35 million, which includes $19 million of asset impairments, inventory write-downs and severance, $6 million of support payments to the Purchaser and $10 million of operational costs. The total after-tax loss of $35 million, which is anticipated to be primarily taken in the second and third quarters, is at the low-end of the Company's previously disclosed after-tax loss range of $35 million to $50 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN EAGLE OUTFITTERS, INC.
(Registrant)

Date: August 9, 2012	By:	/s/ Scott Hurd
Scott Hurd
Vice President and Controller